SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ___________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)

                         The New South Africa Fund, Inc.
                         -------------------------------
                                (Name of Issuer)

                                  Common Stock
                         -------------------------------
                         (Title of Class of Securities)

                                    64880R101
                         -------------------------------
                                 (CUSIP Number)

                                December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [X]  Rule 13d-1(b)
                     [ ]  Rule 13d-1(c)
                     [ ]  Rule 13d-1(d)

--------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 Pages

----------------------------------                   ---------------------------
| CUSIP NO.  64880R101           |       13G        |   Page  2  of  6  Pages  |
|           -----------          |                  |        ---    ---        |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                          |
-------------------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  8,598 shares                                     |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  8,598 shares                                     |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  -----                                            |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  8,598 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 6 Pages

----------------------------------                   ---------------------------
| CUSIP NO.  64880R101           |       13G        |   Page  3  of  6  Pages  |
|           -----------          |                  |        ---    ---        |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
-------------------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  -----                                            |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  0 shares                                                           |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 6 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)        Name of Issuer:
                          The New South Africa Fund, Inc.

     1(b)        Address of Issuer's Principal Executive Offices:
                          245 Park Avenue
                          New York, NY  10167

Item 2(a)        Name of Person Filing:
                           (i) President and Fellows of Harvard College ("P&F")
                          (ii) The Harvard University Master Trust Fund ("HUMT")

     2(b)        Address of Principal Business Office or, if none, Residence:
                           (i)  P&F:        c/o Harvard Management Company, Inc.
                                                600 Atlantic Avenue
                                                Boston, MA  02210

                          (ii)  HUMT:       1350 Massachusetts Avenue
                                            Holyoke Center, Room 340
                                            Cambridge, MA  02138

     2(c)        Citizenship:
                           (i)  P&F:   Massachusetts
                          (ii)  HUMT:  Massachusetts

     2(d)        Title of Class of Securities:
                          Common Stock

     2(e)        CUSIP Number:
                          64880R101

Item 3 The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

Item 4           Ownership:

     4(a)        Amount beneficially owned:
                           (i)       P&F:   8,598 shares
                          (ii)       HUMT:  0 shares

     4(b)        Percent of Class:
                           (i)       P&F:   0.2%
                          (ii)       HUMT:  0.0%


                                Page 4 of 6 Pages

     4(c)    Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:
                           (i)        P&F:   8,598 shares
                           (ii)       HUMT:  0 shares


                 (ii)  shared power to vote or to direct the vote:
                                      _________

                 (iii) sole power to dispose or to direct the disposition of:
                           (i)        P&F:   8,598 shares
                           (ii)       HUMT:  0 shares

                 (iv)  shared power to dispose or to direct the disposition of:
                                      ________

Item 5           Ownership of Five Percent or Less of a Class:
                           This statement is filed to report the fact that as of date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:
                           Not Applicable.


Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                 Company:
                           Not Applicable.


Item 8           Identification and Classification of Members of the Group:
                           Not Applicable.

Item 9           Notice of Dissolution of Group:
                           Not Applicable.

Item 10          Certification:

                 By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                Page 5 of 6 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                      PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                      By: /s/ Michael S. Pradko
                                          ---------------------------
                                          Name:  Michael S. Pradko
                                          Title: Authorized Signatory


                                      THE HARVARD UNIVERSITY MASTER TRUST FUND

                                      By: /s/ Michael S. Pradko
                                          ---------------------------
                                          Name:  Michael S. Pradko
                                          Title: Authorized Signatory

February 12, 1999

                                Page 6 of 6 Pages